October 15, 2004

To Fellow Stockholders of
Art Technology Group, Inc.:

TIME IS SHORT! VOTE FOR THE PRIMUS ACQUISITION TODAY!

     Our Special Meeting of stockholders is on Friday, October 22nd–only a few days away. Make sure your vote counts. We urge you to vote today FOR the proposed acquisition of Primus Knowledge Solutions, Inc. by signing, dating and returning the enclosed WHITE PROXY CARD.

THE ACQUISITION OF PRIMUS WILL CREATE AN INDUSTRY LEADER

     ATG’s acquisition of Primus will result in a stronger company, with improved prospects for profitability and growth. The combined company will have the critical mass to compete more effectively and will enable us to offer our customers the integrated suite of solutions they require to address their growing needs.

WE HAVE A PLAN FOR THE FUTURE OF ATG

     We have a plan for ATG’s future that is supported by our customers, partners, industry experts and ISS, the nation’s leading independent voting advisory firm. We are confident that our plan will position ATG as a winner within our rapidly evolving industry. The dissident stockholders, the MWTG Group, have demonstrated both a fundamental lack of understanding of our business and they have presented no viable plan to create value for ATG stockholders.

VOTE YOUR WHITE PROXY CARD TODAY!

     You have the opportunity to help shape an exciting new future for ATG. Your vote is important. Only your latest dated proxy card counts. Even if you have already voted, please vote in favor of the transaction by signing and returning your WHITE PROXY CARD today. If your shares are held in a brokerage account or through a bank, you can vote right now by telephone or internet by following the directions enclosed with this letter or on your voting form. Please disregard any blue proxy card that the MWTG Group may send to you.

     If you have questions, or need assistance in voting or changing your vote, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885

     Your management and Board of Directors thank you for your support.

Sincerely,

Robert D. Burke
President and Chief Executive Officer

Additional Information About The Acquisition And Where To Find It

ATG has filed a registration statement on Form S-4 in connection with the transaction, and ATG and Primus have mailed a joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of ATG and Primus are urged to read the joint proxy statement/prospectus because it contains important information about ATG, Primus and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus at the SEC’s Web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained from ATG or Primus. ATG and Primus file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by ATG and Primus with the SEC are also available for free at the SEC’s Web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from ATG or Primus.

The executive officers and directors of ATG and Primus may be deemed to be participants in the solicitation of proxies from the stockholders of Primus and ATG in favor of the acquisition. A description of the interests of ATG’s executive officers and directors in ATG is set forth in the proxy statement for ATG’s 2004 Annual Meeting of Stockholders, which was filed with the SEC. A description of the interests of Primus’ executive officers and directors in Primus is set forth in the proxy statement for Primus’ 2004 Annual Meeting of Stockholders, which was filed with the SEC. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ATG’s and Primus’ executive officers and directors in the acquisition by reading the joint proxy statement/prospectus filed with the SEC.